Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

As of September 30, 2013

Subsidiary	Jurisdiction of Incorporation

ICS Holdings LLC

IES Commercial, Inc.

IES Commercial & Industrial, LLC

IES Consolidation LLC

IES Management, LP

IES Management ROO, LP

IES Operations Group, Inc.

IES Properties, Inc.

IES Purchasing and Materials, Inc.

IES Renewable Energy, LLC

IES Residential, Inc.

IES Tangible Properties, Inc.

IES Shared Services, Inc.

IES Subsidiary Holdings, Inc.

Arizona Delaware Delaware Delaware Texas Texas Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware
Integrated Electrical Finance, Inc.	Delaware
HK Engine Components, LLC	Indiana
Magnetech Industrial Services, Inc.	Indiana
Key Electrical Supply, Inc.	Texas
Thomas Popp & Company	Ohio